Prospectus Supplement to
                                              Prospectus Dated February 13, 2002
                                              Filed Pursuant to Rule 424(c)
                                              Registration No. 333-73276



                             MEDIS TECHNOLOGIES LTD.
                          805 Third Avenue, 15th Floor
                            New York, New York 10022
                            Telephone: (212) 935-8484
                            Facsimile: (212) 935-9216



                                                              October 11, 2002

Dear Shareholder:

     As you know, Medis initiated its Shareholder Loyalty Program in March 2002. The Shareholder Loyalty Program was intended to reward those of our shareholders who both participated in our rights offering, which closed on March 18, 2002, and maintained their record equity ownership in our company at no less than their respective equity interest immediately following the closing of the rights offering for a period of six months after the expiration of the rights offering.

     The   Shareholder   Loyalty   Program   provided   for  the   issuance   of
nontransferable warrants to purchase shares of our common stock if a Medis shareholder satisfied each of the following conditions:

     o The shareholder must have purchased shares of our common stock in the rights offering;

     o The shares of common stock purchased in the rights offering must have been registered in the shareholder's own name rather than in "street" name;

     o The shareholder must have had shares of our common stock, other than those purchased in the rights offering, registered in the shareholder's own name rather than in "street" name on March 18, 2002; and

     o The number of shares of our common stock registered in the shareholder's name on September 18, 2002 must equal or exceed that number of shares of our common stock registered in such shareholder's own name on March 18, 2002, inclusive of those shares of our common stock purchased in the rights offering.

     All shareholders meeting those requirements are entitled to receive, at no charge, 0.10 warrants for each share of our common stock owned in that shareholder's name on February 13, 2002.

     Our records indicate that you met all of the above requirements as of September 18, 2002. Consequently, enclosed is your warrant to purchase shares of our common stock in accordance with the terms and conditions therein and pursuant to the Shareholder Loyalty Program.

     We thank you for your participation in the Shareholder Loyalty Program.

                                                     Very truly yours,

                                                     MEDIS TECHNOLOGIES LTD.